                                                                   EXHIBIT 10.11

                             [QWEST(R) LETTERHEAD]


October 6, 1998



Mr. Drake Tempest
[Address]

Dear Drake:

This letter is intended to set forth the terms and conditions of an employment offer for you to come to work for Qwest as EXECUTIVE VICE-PRESIDENT AND GENERAL COUNSEL and to be an Officer for Qwest Communications International Inc. Initially, you will be assigned to Qwest's New York or New Jersey office. However, it is understood that although initially based in the New York area, you will be available to provide your services in Denver during regular business hours.

1. In the event that you relocate to Denver, you will be entitled to be reimbursed for your moving expenses up to a maximum reimbursement of $150,000. Included in your reimbursable expenses are the cost of selling your current home, expenses related to purchasing a new home in Denver, moving expenses, house hunting trips, loss on sale of up to 10% of the purchase price of your current home, gross up of any reimbursed expenses which are treated as income to you, etc. The purpose of this provision is to make you whole for the costs and expenses you would incur in relocating to Denver. You will be reimbursed, by expense report, for your travel and related expenses in conjunction with your trips to Qwest's corporate offices in Denver. These expenses will be charged against your $150,000 relocation allowance.

2. Your annual base salary will be $250,000.

3. You are eligible to participate in Qwest's quarterly executive bonus plan. Your target bonus will be 90% of your base salary. You will be guaranteed your target bonus for the fourth quarter of 1998 and first quarter of 1999. Thereafter, you will participate in the executive bonus plan on the same basis as other senior executives.

4. Walk-Away/Sign-Up Bonus: You are entitled to the following payments to offset some of what you are losing by leaving O'Melveny and Myers, provided you are employed on the date(s) payments are to be made:

   11/1/98   -   $200,000
   11/1/99   -   $300,000

   In the event of a change in control (within the meaning of Qwest's Equity Incentive Plan currently in effect), any payments not paid will become immediately due and payable.

Mr. Drake Tempest
October 6, 1998
Page Two


5. You are entitled to participate in Qwest's Equity Incentive Plan. You will receive a non-qualified stock option grant on September 14, 1998 of 450,000 shares. These shares will vest at the rate of 20% per year five (5) years, starting with your first day of employment. All shares will automatically vest in the event of a change in control. The "strike" price will be 28 13/16, the price at the close of business on September 14, 1998.

6. You are entitled to be reimbursed for your COBRA payments until such time as you are covered by Qwest's medical plan and Qwest agrees to waive any pre-existing conditions for you and your family, if any.

7. If you are terminated for reasons other than cause, you are entitled to one
   (1) year's base salary in a lump sum payment on date of termination. If there is a change in control (within the meaning of Qwest's Equity Incentive Plan currently in effect), you are entitled to resign and receive the same payment on date of termination as if you were terminated. If your duties and responsibilities are adversely and materially diminished, you are entitled to resign and receive the same payment on date of termination as if you were terminated.

8. You are entitled to vacation and holiday time on the same basis as other senior executives which provides that you take vacation at such time as your job permits and observe company designated holidays.

9. If you leave the company, you agree that you are subject to the provisions of the enclosed confidentiality/non-solicitation/non-competition agreement.

Your employment will begin on Tuesday, October 13, 1998.

If the above terms and conditions are acceptable to you, please sign below and return a copy to me for our files.


Sincerely,



Joseph P. Nacchio
President and Chief Executive Officer

I accept the above offer:


--------------------------------------
Drake Tempest              Date                            [RIDE THE LIGHT LOGO]